Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
James C. Burrows	Jim Buckley
President and CEO	Executive Vice President
CRA International	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CRA INTERNATIONAL ANNOUNCES EXPANSION OF EXECUTIVE MANAGEMENT TEAM

BOSTON, October 25, 2006 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced an expansion of its executive management team with the appointment of five newly created positions.

Effective immediately, Fred Baird, currently CRA’s Head of Europe and the Middle East, has been appointed to the role of Chief Corporate Development Officer.  He will be responsible for certain functions that support CRA’s lines of business, including acquisitions, human resources and professional development, recruiting, organizational development, marketing and communications, publications, and staffing coordination.  In this new role, Mr. Baird also has been appointed an Executive Vice President of the firm.

In addition, Arnie Lowenstein, Group Vice President, Business Consulting, will now assume the newly appointed role of Chief Strategy Officer.  He will lead the development of CRA’s corporate strategy.  Mr. Lowenstein, who holds an MA in Industrial Economics from the University of British Columbia, consults extensively in the area of corporate strategy.  Mr. Lowenstein has also been appointed an Executive Vice President of the firm.

CRA also announced the addition of three new platform leaders and Executive Vice Presidents, effective December 1, 2006.

Paul Maleh will lead the Finance platform, which includes valuation and accounting, financial markets, insurance, and risk management.  Mr. Maleh joined CRA in 1989 and has led the Finance practice since 2000.  He has an MBA from Northeastern University and is an expert in the application of financial and economic theory to complex business matters.

Monica Noether will lead the Litigation and Applied Economics platform, which includes competition, intellectual property, trade, and transfer pricing.  Dr. Noether joined the firm in 1996 and has led the Competition practice since 2001.  She has an MBA in Economics and Finance as well as a PhD in Economics, both from the University of Chicago, and is well-known for her work and expert testimony on antitrust and reimbursement issues in the health care industry.

Greg Bell, who joined CRA in 1992, will lead the Strategy and Business Consulting platform, which includes capital projects, chemicals and petroleum, energy and environment, pharmaceuticals, and transportation and aerospace/defense.  Dr. Bell has led CRA’s Pharmaceuticals practice since 1994 — working with clients in the global pharmaceuticals industry on the economics of competitive strategy and building sustainable competitive advantage for products, franchises, and brands.  As a leader of CRA’s Intellectual Property practice since its inception, Dr. Bell is also an expert witness, frequently testifying in matters involving economics and damages.  He has an MBA and a PhD in Business Economics from Harvard University.

“These appointments reflect the ongoing success of CRA International and the continued expansion of our firm, which has achieved a compound annual revenue growth rate of approximately 28 percent since 1998,” said CRA International’s President and CEO James C. Burrows. “Each of these individuals has made important contributions to CRA, and we believe these appointments will significantly strengthen the breadth and depth of our senior management.  The expansion of our executive team also signals our support for the development of new practice and business areas, while furthering the success of our current service portfolio.”

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries;  broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has more than a dozen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning CRA’s expected, continued expansion and expected benefits from its appointments of Fred Baird, Greg Bell Arnie Lowenstein, Paul Maleh, and Monica Noether may be considered “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, acquisition costs, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, intense competition, and professional liability.  Further information on factors that could affect CRA’s financial results is included in the Company’s filings with the Securities and Exchange Commission.